Exhibit 99.1

Genie Energy Receives NYSE Notice Regarding Delayed 10-K Filing

NEWARK, NJ – April 7, 2026:  Genie Energy Ltd., (NYSE: GNE) (the “Company”), a leading retail energy and renewable energy solutions provider, announced today that it had received notice from the New York Stock Exchange (“NYSE”) on April 1, 2026 (“the NYSE Notice”) that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual due to a delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).

The Company determined that it would not be able to file the Form 10-K within the 15-day extension period under Rule 12b-25 without unreasonable effort or expense due to the need to prepare restated audited financial statements for the fiscal years ended December 31, 2024 and 2023 that will be included in its comprehensive Form 10-K for the fiscal year ended December 31, 2025. The Company is working diligently to prepare and file the comprehensive Form 10-K, including the restated financial statements, as soon as practicable and anticipates filing within the six-month period provided for under NYSE continued listing standards as noted in the NYSE Notice, which will bring the Company back into compliance with NYSE continued listing standards.

The NYSE Notice has no immediate effect on the listing of the Company’s Class B common stock on the NYSE. If the Company fails to file the Form 10-K within the six-month period provided in the NYSE continued listing standards, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

On March 19, 2026, the Company issued a press release and filed a Form 8-K with the SEC providing select, preliminary estimated unaudited financial metrics for the three and twelve months ended December 31, 2025.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About Genie Energy Ltd.:

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division (GREW) is a vertically-integrated provider of community and utility-scale solar energy solutions. For more information, visit Genie.com.

Contact:

Avi Goldin

Chief Financial Officer

Avi.goldin@genie.com

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